Exhibit 99.3

Options HF C-Pulse System European MultiCentre Study Case Presentation Dr Christopher Bowles Artificial Heart Specialist Dr Nicholas Banner Consultant in Cardiology Transplant and Mechanical Circulatory Support EU: C-Pulse is CE Marked US: Caution: Investigational Device. Limited by Federal (or United States) law to investigational use. 1

OPTIONS HF: Key Study Qualifications 2 Major Inclusion Criteria LVEF <35% Both ischemic/non-ischemic NYHA Class III/Ambulatory Class IV On Optimal Medical Therapy Evaluated or have CRT/CRT-D Major Exclusion Criteria Ascending aortic calcification or CABG Mitral Valve Incompetence, Grade 4+ Aortic Valve Incompetence, Grade 2-4+ Confidential © 2014 Sunshine Heart, Inc.

54 yr old male patient Blood Group: A Rh D Positive Height: 5ft 11inch Wt: 90.6kg Body Mass Index: 28 Confidential © 2014 Sunshine Heart, Inc. 3

Background Acute myocardial infarction whilst on vacation in 2002 (required resuscitation following cardiac arrest) Primary percutaneous coronary intervention to right coronary artery (RCA) & left anterior descending (LAD) artery (the latter was unsuccessful resulting in LAD obstruction). Circumflex artery unobstructed Persistent New York Heart Association Class III symptoms since 2002, fatigue and shortness of breath on minimal exertion, loss of employment Atrial fibrillation treated with: - AV node ablation: 1 Nov 2012 - Biventricular ICD pacemaker Type 2 diabetes Advanced heart failure with C-Pulse system intended as a destination to heart transplantation 4 Confidential © 2014 Sunshine Heart, Inc.

Fulfilled multi-centre study entry criteria C-Pulse implanted at Harefield Hospital, London on 16 June 2014 The first C-Pulse case in the UK 5 Confidential © 2014 Sunshine Heart, Inc.

Post-operatively Uncomplicated surgical procedure and short Intensive Care Unit stay (28 hours) Increased inflammatory markers after surgery No source of infection identified Given empirical antibiotic therapy Continuing signs of heart failure reflecting poor pre-operative heart function Treated with high dose diuretics. Discharged home on post operative day 22 Readmitted post operative day 47 to 52 with diarrhoea possibly due to antibiotic therapy Readmitted post operative day 64 to 79 with deterioration in exercise capacity attributed to heart rhythm disturbance Treated with short course of i.v. milrinone and higher beta blocker dose 6 Confidential © 2014 Sunshine Heart, Inc.

Post operative day Distance walked in six min (metre) Heart rhythm disturbance Functional capacity improvement as a result of C-Pulse therapy 7 New ventricular ectopies are an early sign that previously-thought ischemic (or lost) tissue is being perfused Confidential © 2014 Sunshine Heart, Inc. 0 50 100 150 200 250 300 350 400 450 0 20 40 60 80 100

Post operative day Distance walked in six min (metre) Heart rhythm disturbance Functional capacity improvement and changes in heart function as a result of C-Pulse therapy Cardiac index Litre/min/m2 With C-Pulse Without C-Pulse Attended daughter’s marriage 8 Confidential © 2014 Sunshine Heart, Inc. 0 50 100 150 200 250 300 350 400 450 0 20 40 60 80 100 0 0.2 0.4 0.6 0.8 1 1.2 1.4 1.6 1.8 2

Summary 54 year old man Advanced heart failure due to ischaemic cardiomyopathy Uneventful C-Pulse implantation as a bridge to heart transplant Has needed medical management for heart failure since surgery Limited improvement in resting hemodynamics Yet marked improvement in functional capacity possibly due to increased blood perfusion Remains a suitable candidate on the active heart transplant list 9 Confidential © 2014 Sunshine Heart, Inc.

Implications Caution: Single patient experience Preliminary findings concur with large scale studies with B-blockers1,2 and cardiac resynchronisation therapy pacemakers3 - Subtle improvements in heart function can result in clinically important benefits, i.e. improved exercise tolerance and quality of life. 1.NEJM 1996; 334:1349 2.NEJM 2001;344:1651 3. NEJM 2002;346:1845 10 Confidential © 2014 Sunshine Heart, Inc.